Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS FINANCIAL RESULTS FOR

FISCAL YEAR 2010

Earnings Increase 277% Versus Comparable Prior Year Earnings

Revenue Increases 15% Driven by the Company’s Transition to Drilling for Oil Reserves

DENVER, COLORADO, January 6, 2011 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in the North Dakota Bakken, Kansas, Nebraska, the Texas Panhandle and Oklahoma, today reported financial results for the fiscal year ended October 31, 2010.

For the year, net income increased 277% to $2,203,000, or $.22 per diluted share, compared to adjusted net income of $584,000, or $.06 last year.  The company reported a net loss of $14,454,000 last year, or $1.40 per diluted share, which included a $15,038,000 after tax, non-cash property cost impairment charge caused by last year’s energy price collapse.  Revenue increased 15% to $11,566,000 compared to $10,067,000 last year.

REALIZED OIL PRICES INCREASE 38%;

NATURAL GAS PRICE REALIZATIONS FALL 27%

The company’s net wellhead oil prices for fiscal 2010 increased 38% to $70.88 per barrel compared to $51.46 last year. Natural gas price realizations fell 27% to $4.65 per Mcf compared to $6.37 last year.  Realized hedging transactions boosted wellhead gas prices $.11 this year compared to $3.02 last year.  Wellhead gas prices (excluding hedging transactions) were $4.54 per Mcf compared to $3.35 last year.

Subsequent to October 31, 2010, natural gas and basis differential contracts (hedges) covering the production months of November and December 2010 were closed upon contract expiration and a $30,000 net gain was recognized.  Also, subsequent to fiscal year end, the company entered into natural gas hedges covering 30,000 MMBtus for each of the production months of January, February and March 2011 at an average NYMEX price of $4.42.

The company holds costless collar contracts (hedges) for 5,000 barrels of oil for each production month of calendar year 2011 with a floor of $80.00 and a ceiling ranging from $90.50 to $97.50 per barrel.  The company also holds costless collar contracts for 3,000 barrels of oil for each production month of calendar year 2012 with a floor of $80.00 and a ceiling ranging from $94.00 to $99.00 per barrel.

OIL ACCOUNTS FOR 59% OF TOTAL PRODUCTION REVENUE

AS THE COMPANY CONTINUES TO EXPLOIT THE VALUE GAP

BETWEEN OIL AND NATURAL GAS

For fiscal year 2010, oil accounted for 59% of total production revenues, as the company continues to emphasize drilling for oil in order to exploit the significant value gap between oil and natural gas prices.

Despite lower production volumes, oil and gas sales revenue increased in fiscal 2010 as a direct result of the company’s continued transition to oil exploration and development.  Several years ago the company correctly anticipated a value gap between oil and natural gas and began the most significant transition in its history to move away from natural gas exploration in favor of oil.  Currently, based on energy content, a unit of oil production is worth over three times more than a unit of natural gas.  Thus, the company’s bottom line benefits dramatically from its focus on adding oil reserves.

To date, the transition has resulted in significant new oil plays in Kansas, North Dakota Bakken, Nebraska and the Texas Panhandle.  The most mature play, the Central Kansas Uplift, has been very successful and has provided significant increases in oil production and reserves.  The other plays are in the initial stages of development. The company did not drill any gas wells during 2010, which resulted in significant declines in gas production.

For the year, total production quantities (denominated on a 6 to 1 basis) were down 16%. The decline was caused primarily by expected flush production declines on last year’s Huslig Field discovery which peaked at about 365 barrels of oil per day net to Credo.  The company also experienced unexpected well completion timing delays in the North Dakota Bakken and Texas Panhandle due to shortages of field services, such as fracture stimulation equipment.  The company is required to report production quantities on the energy equivalency basis (6 to 1) which does not reflect the three to one pricing multiple which goes directly to the company’s bottom line.  Thus, reported production quantities are not reflective of the impact of new oil production on the company’s earnings and cash flow.

OIL RESERVES UP 9%, WHILE GAS RESERVES FALL 7%

Oil reserves increased 9% and currently account for 29% of the company’s total proved reserves.  No gas wells were drilled in 2010 resulting in a 7% decline in gas reserves.  The decline in gas reserves more than offset the 9% increase in oil reserves and resulted in a 3% decrease in total reserves, based on a six Mcf of gas to one barrel of oil conversion rate.  Had the company not experienced well completion timing delays on new wells in the North Dakota Bakken and Texas

Panhandle, additional reserves would have been booked from those projects.  Total reserves at October 31, 2010 were 3,277,000 barrels of oil equivalent, compared to 3,366,000 last year.

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

The company’s financial condition continues to be very strong with ample cash.  In addition, the company expects operating cash flow to remain strong in 2011.  This provides the company great flexibility to increase capital spending as opportunities arise.  At October 31, 2010, total assets were $53,405,000 and working capital was $9,661,000, including cash and short-term investments of $9,169,000. The company has no debt and has ample cash flow to fund its aggressive drilling program.

MANAGEMENT COMMENT

Marlis E. Smith, Jr., Chief Executive Officer stated, “Credo encountered two difficult challenges in fiscal year 2010: replacing flush production from last year’s Huslig Field discovery and well completion timing delays caused by shortages of fracture stimulation equipment.  These timing delays moved the well completions into the first quarter of 2011.  More importantly, during 2010, we built great momentum in a number of new oil projects including the North Dakota Bakken and Texas Panhandle horizontal drilling plays. I believe these plays will produce a significant positive impact on Credo’s financial and operating results in 2011.”

Smith continued, “Credo’s drilling program for 2011 is the most aggressive in company history, as we continue to focus on oil in order to exploit the huge value gap between oil and natural gas.  On an energy-equivalent basis, oil is currently worth three times more than natural gas.  While significant transitions take time, the reward is now in plain sight—capturing oil’s superior return on investment.

“Low natural gas price environments have historically provided good opportunities for application of the company’s patented Calliope Gas Recovery System.  Accordingly, we plan to intensify our efforts to realize the kind of values that we believe Calliope will generate for Credo.

“We plan to issue press releases shortly, updating our drilling and completion activities in the North Dakota Bakken and Texas Panhandle projects.”

*          *          *          *          *

Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely

Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

About Credo Petroleum:  Credo Petroleum Corporation is an independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of North Texas and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

	Year Ended	Year Ended
	October 31,	October 31,
Condensed Operating Information	2010	2009

REVENUES
Oil sales	$6,855,000	$5,953,000
Natural gas sales	4,711,000	4,114,000
	11,566,000	10,067,000

EXPENSES
Oil and gas production	3,192,000	3,260,000
Depreciation, depletion and amortization	3,602,000	4,439,000
Impairment of oil and gas properties and long lived assets	—	24,653,000
General and administrative	2,107,000	3,250,000
	8,901,000	35,602,000

Income (Loss) from Operations	2,665,000	(25,535,000)

Other Income and (Expense)
Realized and unrealized gains (losses from derivative contracts	42,000	2,079,000
Investment and other income (loss)	108,000	(59,000)
	150,000	2,020,000

INCOME (LOSS) BEFORE INCOME TAXES	2,815,000	(23,515,000)

INCOME TAXES	(612,000)	9,061,000

NET INCOME (LOSS)	$2,203,000	$(14,454,000)

Basic earnings (loss) per share	$0.22	$(1.40)
Diluted earnings(loss) per share	$0.22	$(1.40)

Condensed Balance Sheet Information	October 31, 2010	October 31, 2009

Cash and Short-Term Investments	$9,169,000	$12,983,000
Other Current Assets	2,917,000	3,016,000
Oil and Gas Properties, Net	35,822,000	30,279,000
Intangible Assets, Net	3,578,000	4,013,000
Other Assets	1,919,000	2,261,000
	$53,405,000	$52,552,000

Current Liabilities	$2,425,000	$2,457,000
Deferred Income Taxes	3,281,000	2,537,000
Asset Retirement Obligation	1,132,000	1,502,000
Stockholders’ Equity	46,567,000	46,056,000
	$53,405,000	$52,552,000